Exhibit 10.17

6901 Professional Parkway E.                                                                                                                                                Telephone (941) 556-2601
Sarasota, FL 34240                                                                                                                                                                      Fax (941) 556-2670

June 17, 2016

Mr. John K. Stipancich
810 Foxhollow Run
Milton, GA 30004

Re: Offer Letter of Employment

Dear John:

This letter is to confirm our offer of employment to join Roper Technologies Inc. ("Roper" of the "Company") as Vice President, General Counsel and Secretary. You will report directly to me. We would like you to join the Company starting June 20, 2016.

Compensation:

o	Your base salary will be $620,000 per year. Your performance will be measured and reviewed on an annual basis. The first such review will be during the first quarter of 2017.
o	Your annual bonus opportunity will be up to 100% of your annual base salary, with the payment based upon Company performance. Any bonus earned for 2016 will be paid no later than March 15, 2017.

o
A $375,000 one-time payment (less applicable withholdings) will be provided once you have formally commenced employment with the Company. If you voluntarily terminate your employment with the Company before the end of two full years of employment, you must  repay a  pro-rated  portion of the  one-time payment to the Company.

Equity Incentive Awards:

As soon as practicable after your employment commences, you will be granted the following equity incentive awards pursuant to the Roper 2016 Incentive Plan: ·

o
Stock Options: You will receive an option to purchase 18,000 shares of Roper common stock with an exercise price not less than the fair market value of a share as of the grant date, and that will be scheduled to vest 50% on June 30, 2018, and the remaining 50% will vest on June 30, 2019, subject to your continued employment with the Company through each such vesting date.

o
Restricted Shares: You will receive 12,000 restricted shares of Roper common stock, which vest contingent on the Company attaining specific, pre-determined and objective performance goals, as certified by the Compensation Committee. If the  goals are obtained, 1/3  of the  shares will vest on  November 30, 2017, 1/3 of the shares will vest on November 30, 2018 and the remaining 1/3 on November 30, 2019, subject to your continued employment with the Company through each such vesting period.

Employee Benefits:
o
You will be eligible for all Company employee benefits available to Roper's corporate officers including disability, health, dental, vision, life insurance, Non-Qualified Deferred Contribution Plan, and a 401(k) Plan. The Company currently makes base and matching contributions of up 4.5%, as well as a 3% profit-sharing contribution as part of the 401(k) plan subject to participation. Details of these and other benefits will be provided in materials that will be sent to you. Coverage will commence on your start date with Roper to the extent permitted under the applicable plans.

o	Customary vacation, holidays and sick leave and business and professional expense reimbursement will be provided as per Company policy.
o	Roper will provide $1,600 per month (taxable income) as a car allowance under its corporate program.

Relocation:
Roper will reimburse (and gross up) the customary moving and relocation expenses you incur at the time of your relocation as per Roper's policy for executives. Specific benefits include:
o	Real estate commission of up to 6% on the sale of your Milton, GA home and reasonable and customary seller's closing cost on the sale of your Milton, GA home
o	Shipment of household goods
o	Reasonable and customary closing costs for the purchase of a home in the Sarasota area
o	Lump sum payment of $25,000 ( ̴1/2 months' salary, less applicable tax withholdings) to assist with miscellaneous expenses associated with the relocation

If you voluntarily terminate your employment during the first two years after relocation, you must repay a pro-rated portion of the relocation expenses, including lump sum payment, to the Company.

Severance:
o
If Roper terminates your employment without Cause (as used herein, "Cause" shall mean gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company), you will be entitled to receive one year of severance equal to your then-current monthly base salary, plus a pro-rated bonus, based upon Company performance, and one year of medical benefits coverage. All of these payments will be provided in a lump sum payment, less applicable withholdings.

This Employment is "at will" and either party can terminate the relationship at any time, with or without cause. In addition, The Immigration Reform and Control Act of 1986 require employers to verify that all associates are legally authorized to work in the United States. You will be required to provide two forms of ID when completing the I-9 form.
Please feel free to contact Greg Anderson, Vice-President, Human Resources to address any further questions that you may have about your transition to Roper.

John, we look forward to you joining the Roper team.

/s/ Brian D. Jellison
Brian D. Jellison
Chairman, President & Chief Executive Officer

Accepted by:

/s/ John K. Stipancich         18 June 2016
      John K. Stipancich